Putnam International Growth Fund
March 31, 2013 semiannual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1		Class A    1,304
		Class B
		Class C
		Class M

72DD2		Class R	   4
            Class Y  	 101

73A1        Class A  	0.071
            Class B
            Class C
       Class M
73A2
            Class R  	0.035
            Class Y  	0.110


74U1		Class A	 18,022
		Class B	 551
		Class C	 523
		Class M	 386

74U2		Class R	 127
            Class Y  	 951

74V1		Class A	 16.69
		Class B	 15.36
		Class C	 15.73
		Class M	 15.82
74V2
		Class R	 16.45
            Class Y  	 16.75

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.